EXHIBIT 99.1

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Brady Corporation appoints Olivier Bojarski as President of its Identification Solutions Business

MILWAUKEE (August 5, 2022) -- Brady Corporation (NYSE: BRC) (“Brady” or “Company”), a world leader in identification solutions, today announced the appointment of Olivier Bojarski to the position of President – Identification Solutions, effective August 25, 2022. Mr. Bojarski will report to Brady’s President and Chief Executive Officer Russell Shaller, and will lead the Company’s largest global division with fiscal 2021 net sales of approximately $841.5 million.
Mr. Bojarski joins Brady from Belden Incorporated, where he served as Executive Vice President of the Broadband and 5G business with global responsibility for connectivity and cable solutions sold into the wireline and wireless broadband markets. During his time at Belden, he also held the roles of President for Thinklogical, a provider of high-performance switches for commercial and military applications, as well as Vice President and General Manager for the EMEA Smart Buildings business with responsibility for networking solutions into datacenters, commercial buildings and the contractor market. Prior to joining Belden in 2016, he was General Manager of a business unit consisting of three global infrastructure businesses within the electrification division of ABB Ltd. Prior to joining ABB Ltd., Mr. Bojarski held a number of positions of increasing responsibility at Panduit Corporation. Mr. Bojarski holds a bachelor’s degree in electrical engineering from the Georgia Institute of Technology and a master’s degree in business administration from Georgia State University.
“Olivier brings a wealth of global expertise and leadership experience along with a track record of success in driving both top and bottom line growth,” said Mr. Shaller. “His strong technical and international background is an excellent addition to the Brady team as we execute our strategy for growth in Identification Solutions.”
“Brady’s Identification Solutions business is an industry leader with innovative safety and identification products and an excellent team of dedicated and talented professionals,” said Mr. Bojarski. “I’m looking forward to working with the Brady team to exceed our customers’ expectations and continue to drive future growth.”

Brady Corporation is an international manufacturer and marketer of complete solutions that identify and protect people, products and places. Brady’s products help customers increase safety, security, productivity and performance and include high-performance labels, signs, safety devices, printing systems and software. Founded in 1914, the Company has a diverse customer base in electronics, telecommunications, manufacturing, electrical, construction, medical, aerospace and a variety of other industries. Brady is headquartered in Milwaukee, Wisconsin and as of July 31, 2021, employed approximately 5,700 people in its worldwide businesses. Brady’s fiscal 2021 sales were approximately $1.14 billion. Brady stock trades on the New York Stock Exchange under the symbol BRC. More information is available at www.bradyid.com.

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